Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports 2016 Results

Houston, Texas (Monday, January 30, 2017) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and twelve months ended December 31, 2016.

For 2016, Enterprise reported an increase in operating income to $3.6 billion from $3.5 billion for 2015.  Net cash flow provided by operating activities for 2016 increased to $4.1 billion from $4.0 billion in 2015.  Total gross operating margin for 2016 was $5.2 billion compared to $5.3 billion in 2015.  Distributable cash flow, excluding proceeds from asset sales, increased to $4.1 billion in 2016 compared to $4.0 billion in 2015.  Enterprise increased distributions declared with respect to 2016 to $1.61 per unit, a 5.2 percent increase compared to distributions paid with respect to 2015.  Distributable cash flow, excluding proceeds from asset sales, provided 1.2 times coverage of the distributions declared with respect to 2016.  Enterprise retained $709 million of distributable cash flow in 2016 to reinvest in the growth of the partnership.  Total gross operating margin and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

“Enterprise reported solid results in 2016, despite another challenging year for the U.S. energy industry,” stated Jim Teague, chief executive officer of Enterprise’s general partner.  “Our performance for 2016 was highlighted by 11.7 percent volume growth for our NGL, refined products and petrochemical pipeline and marine terminal assets to a record 4.6 million barrels per day, which more than offset the impact of a 7.3 percent decline in volumes on our onshore crude oil pipelines and marine terminals compared to 2015.  Cash flow generated from our fee-based businesses, new assets, expansions and cost control more than offset the decrease in cash flow from our crude oil, natural gas and commodity-sensitive businesses.”

“During 2016, we successfully completed $2.2 billion of organic growth projects that began commercial operations, including two new cryogenic natural gas processing plants in the Delaware Basin and our ethane export marine terminal on the Houston Ship Channel.  Our commercial teams have been successful in developing new organic growth projects during this business cycle.  Including our isobutane dehydrogenation (“iBDH”) project that we announced this morning, we have approximately $6.7 billion of growth capital projects under construction that are scheduled for completion between now and 2019.  Our largest project, the propane dehydrogenation (“PDH”) facility at our Mont Belvieu complex, is expected to begin commercial operations mid-2017.  Due to the increase in activity and expected crude oil volume growth from the Permian Basin, we have elected to increase the capacity of our Midland-to-ECHO pipeline to 450,000 barrels per day.  These projects provide visibility to new sources of distributable cash flow and support for distributions to our partners,” said Teague.

“I would like to thank our team of over 6,700 employees for their exceptional contributions to Enterprise’s successes during 2016.  I would also like to thank our debt and equity investors for their continued support through this period as we make investments to expand our integrated midstream energy system,” concluded Teague.

Fourth Quarter and Full Year 2016 Highlights

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
($ in millions, except per unit amounts)
Operating income	$923	$935	$3,581	$3,540
Net income (1)	$670	$694	$2,553	$2,558
Fully diluted earnings per unit (1)	$0.31	$0.34	$1.20	$1.26
Net cash flow provided by operating activities (2)	$1,408	$1,411	$4,067	$4,002
Total gross operating margin (3)	$1,357	$1,355	$5,248	$5,339
Adjusted EBITDA (3)	$1,355	$1,335	$5,256	$5,267
Distributable cash flow (3) (4)	$1,031	$1,089	$4,103	$5,607

(1)
Net income and fully diluted earnings per unit for the fourth quarters of 2016 and 2015 include non-cash impairment charges of approximately $24 million, or $0.01 per unit, for each period.  For the years ended December 31, 2016 and 2015, net income and fully diluted earnings per unit include non-cash impairment and related charges of $53 million, or $0.02 per unit, and $203 million, or $0.10 per unit, respectively.

(2)
Net cash flow provided by operating activities includes the impact of timing of cash receipts and payments related to operations. For the fourth quarters of 2016 and 2015, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were net increases of $309 million and $305 million, respectively.  For the years ended December 31, 2016 and 2015, the net effect of changes in operating accounts were net decreases of $181 million and $323 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-GAAP financial measures that are defined and reconciled later in this press release.

(4)
Distributable cash flow included proceeds from asset sales and insurance recoveries of $3 million and $71 million for the fourth quarters of 2016 and 2015, respectively, and $47 million and $1.6 billion for the years ended December 31, 2016 and 2015, respectively.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2016 by 5.1 percent over the fourth quarter of 2015 to $0.41 per unit, or $1.64 per unit on an annualized basis.  This is the 50th consecutive quarterly increase and the 59th increase since the partnership’s initial public offering in 1998.  This distribution will be paid on February 7, 2017 to unitholders of record as of the close of business on January 31, 2017;

•
Enterprise reported distributable cash flow of $1 billion for the fourth quarter of 2016, which provided 1.2 times coverage of the $0.41 per unit cash distribution, and retained $159 million of distributable cash flow in the fourth quarter of 2016.

•	Fourth Quarter Volume Highlights

	Three months ended December 31,
	2016	2015
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.3	5.0
Marine terminal volumes (million BPD)	1.3	1.1
Natural gas pipeline volumes (TBtu/d)	11.5	11.9
NGL fractionation volumes (MBPD)	846	846
Fee-based natural gas processing volumes (Bcf/d)	4.4	4.9
Equity NGL production volumes (MBPD)	156	147

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $553 million in the fourth quarter of 2016, including $73 million of sustaining capital expenditures.  Total capital investment for 2016 was $4.1 billion, which includes $1.0 billion that Enterprise paid in July 2016 for the second and final installment payment for the acquisition of the EFS Midstream assets and $252 million of sustaining capital expenditures.

Review of Fourth Quarter 2016 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 7 percent to $784 million for the fourth quarter of 2016 from $730 million for the fourth quarter of 2015.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $228 million for the fourth quarter of 2016 compared to $231 million for the fourth quarter of 2015.  Gross operating margin from our natural gas processing business decreased $26 million from overall lower processing margins including hedging activities, and lower fees and volumes.  Repairs were completed to the partnership’s Pascagoula natural gas processing plant, which resumed operations on December 15, 2016.  The plant had been out of service since June 2016 due to fire damage.  Enterprise estimates the total impact of the Pascagoula plant outage in terms of higher operating expense, lost gross operating margin opportunity and sustaining capital expenditures was approximately $31 million during the fourth quarter of 2016.  Currently, Pascagoula plant volumes have returned to pre-incident levels of approximately 500 million cubic feet per day.

Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.4 Bcf/d in the fourth quarter of 2016 compared to 4.9 Bcf/d in the fourth quarter of 2015.  This decrease in the fee-based processing volumes was primarily attributable to down time at the Pascagoula plant and natural gas production declines in South Texas.  Enterprise’s equity NGL production increased 6 percent to 156 MBPD for the fourth quarter of 2016 on higher recoveries of ethane at our Rockies processing facilities and contributions from our recently completed plants in the Delaware Basin.

Partially offsetting the decline in gross operating margin from the natural gas processing business was a $23 million increase in gross operating margin from Enterprise’s NGL marketing activities, which benefited from increased sales volumes of LPG for exports partially offset by lower sales margins.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 10 percent, to $413 million for the fourth quarter of 2016 compared to $375 million for the fourth quarter of 2015.  NGL pipeline transportation volumes were a record 3.1 million BPD for the fourth quarter of 2016 compared to 2.9 million BPD for the same quarter of 2015.  The partnership’s total NGL marine terminal loading and unloading volumes were 440 MBPD for the fourth quarter of 2016 compared to 327 MBPD for the fourth quarter of 2015.

Enterprise’s ATEX and Aegis ethane pipelines reported a $30 million increase in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to a 98 MBPD increase in transportation volumes.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.

Gross operating margin from the partnership’s LPG export terminal on the Houston Ship Channel and a related pipeline increased $23 million primarily due to a 98 MBPD increase in LPG loadings during the fourth quarter of 2016 compared to the same quarter in 2015.  Enterprise also had an $8 million increase in gross operating margin from its Mont Belvieu NGL and related product storage business this quarter, primarily due to higher fees.

Partially offsetting these increases in gross operating margin was a $4 million decrease in gross operating margin from the Mid-America and Seminole pipelines and related terminals primarily due to lower average transportation fees and higher operating expenses.  Transportation volumes on these pipelines increased 93 MBPD, which includes 22 MBPD from the new South Eddy natural gas processing facility in the Delaware Basin.

Enterprise’s ethane export marine terminal, which began service in September 2016, reported a $6 million loss in gross operating margin for the fourth quarter of 2016 on 14 MBPD of volumes.   During the quarter, certain customers elected to defer loadings due to the commissioning of ships, receiving facilities and recently modified ethylene facilities.  Loadings were also impacted by fog in December.  Contracted commitments on this facility will increase to approximately 150 MBPD by the end of 2017.

Gross operating margin from the partnership’s NGL fractionation business increased 16 percent to $144 million for the fourth quarter of 2016 from $124 million for the fourth quarter of 2015.  The increase was primarily due to higher fees, product blending, and higher fractionation volumes from Enterprise’s Mont Belvieu NGL fractionation complex.  Total fractionation volumes were 846 MBPD for each of the fourth quarters of 2016 and 2015.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $221 million for the fourth quarter of 2016 compared to $258 million for the fourth quarter of 2015.  Total crude oil pipeline volumes were 1.4 million BPD for each of the fourth quarters of 2016 and 2015.  Total crude oil marine terminal loading and unloading volumes were 468 MBPD for the fourth quarter of 2016 compared to 443 MBPD for the fourth quarter of 2015.

Enterprise’s South Texas and Eagle Ford Crude Oil Pipeline Systems reported an aggregate $27 million decrease in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to lower volumes and average fees.  Pipeline volumes on these systems, net to our interest, were 360 MBPD for the fourth quarter of 2016 compared to 456 MBPD for the same quarter of 2015.  Gross operating margin from the EFS Midstream assets increased $5 million to $55 million for the fourth quarter of 2016 compared to the fourth quarter of last year due to higher fees.

Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $29 million this quarter compared to the fourth quarter of 2015.  Gross operating margin attributable to Enterprise’s ownership in the Seaway Crude Pipeline increased $8 million in the fourth quarter of 2016 compared to the same quarter in 2015 primarily due to a 25 percent increase in transportation volumes and higher fees on the Seaway Loop pipeline.  Net to our interest, volumes on the Seaway Pipeline System increased 128 MBPD to a record 643 MBPD in the fourth quarter of 2016.

Enterprise’s West Texas crude oil pipeline system reported a $9 million increase in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to a 23 MBPD increase in transportation volumes.  The partnership’s Beaumont Marine West Terminal had a $7 million increase in gross operating margin for the fourth quarter of 2016 compared to the same quarter last year as a result of 12 new crude oil storage tanks placed into service in 2016 with a combined 4.1 million barrels of storage capacity.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $201 million for the fourth quarter of 2016 compared to $194 million for the fourth quarter of 2015.  Total natural gas transportation volumes were 11.5 TBtu/d for the fourth quarter of 2016 compared to 11.9 TBtu/d for the fourth quarter of 2015.

The Texas Intrastate system reported gross operating margin of $107 million for the fourth quarter of 2016 compared to $89 million for the fourth quarter of 2015. The $18 million increase in gross operating margin was primarily due to a $28 million lump sum payment associated with the termination of certain transportation contracts, partially offset by lower capacity fees and volumes on the system.  Natural gas pipeline volumes for the Texas Intrastate system were 4.4 TBtu/d for the fourth quarter of 2016 compared to 4.7 TBtu/d for the fourth quarter of last year.

The Acadian Gas System reported gross operating margin of $36 million for the fourth quarter of 2016, compared to $44 million for the fourth quarter of 2015.  Lower fees more than offset increased transportation volumes and lower operating expenses.  Natural gas pipeline volumes for the Acadian Gas System were 2.1 TBtu/d in the fourth quarter of 2016 compared to 1.9 TBtu/d for the same quarter of 2015.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $149 million for the fourth quarter of 2016 compared to $171 million for the fourth quarter of 2015.  Total petrochemical and refined products transportation volumes increased 4 percent to 840 MBPD for the fourth quarter of 2016 from 804 MBPD for the fourth quarter of 2015.

Gross operating margin for Enterprise’s butane isomerization and related operations decreased $19 million this quarter compared to the fourth quarter of 2015 due to increased maintenance expenses and reduced revenues from downtime associated with the turnaround of two units in the fourth quarter of 2016.  Butane isomerization volumes were 94 MBPD for the fourth quarter of 2016 compared to 115 MBPD for the same quarter of 2015.

Gross operating margin from the partnership’s propylene business increased to $50 million for the fourth quarter of 2016 from $44 million for the fourth quarter of 2015.  Higher sales volumes and fees, and increased propylene exports were the primary reasons for the increase in gross operating margin. Propylene fractionation volumes were 67 MBPD for the fourth quarter of 2016 compared to 71 MBPD for the fourth quarter of 2015.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $73 million for the fourth quarter of 2016 compared to $76 million for the fourth quarter of 2015.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 24 percent to 417 MBPD for the fourth quarter of 2016 compared to 336 MBPD for the fourth quarter of 2015.

Capitalization

Total debt principal outstanding at December 31, 2016 was $23.9 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  Approximately $900 million of this debt is attributable to working capital and restricted cash associated with our marketing businesses, including capital related to contango opportunities.   This marketing-related working capital and related debt is expected to decrease monthly through the first quarter of 2017. At December 31, 2016, Enterprise had consolidated liquidity of approximately $3.8 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the fourth quarter of 2016 was $553 million, which includes $73 million of sustaining capital expenditures.  For the year, capital spending was $4.1 billion including $1.0 billion for the second and final installment payment for the acquisition of EFS Midstream and sustaining capital expenditures of $252 million.

For 2017, we currently expect to invest in the range of $2.0 billion to $2.5 billion for growth capital projects and approximately $250 million for sustaining capital expenditures.

2016 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online by 12:00 p.m. (CT) on Friday, February 24, 2017 and will be mailed by Thursday, March 2, 2017.

Conference Call to Discuss Fourth Quarter 2016 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2016 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenues	$6,478.8	$6,155.0	$23,022.3	$27,027.9
Costs and expenses:
Operating costs and expenses	5,608.7	5,242.2	19,643.5	23,668.7
General and administrative costs	39.1	49.4	160.1	192.6
Total costs and expenses	5,647.8	5,291.6	19,803.6	23,861.3
Equity in income of unconsolidated affiliates	92.2	71.1	362.0	373.6
Operating income	923.2	934.5	3,580.7	3,540.2
Other income (expense):
Interest expense	(247.0)	(238.6)	(982.6)	(961.8)
Other, net	3.8	(9.3)	(21.7)	(22.5)
Total other expense	(243.2)	(247.9)	(1,004.3)	(984.3)
Income before income taxes	680.0	686.6	2,576.4	2,555.9
Benefit from (provision for) income taxes	(10.3)	6.9	(23.4)	2.5
Net income	669.7	693.5	2,553.0	2,558.4
Net income attributable to noncontrolling interests	(10.9)	(8.7)	(39.9)	(37.2)
Net income attributable to limited partners	$658.8	$684.8	$2,513.1	$2,521.2

Per unit data (fully diluted):
Earnings per unit	$0.31	$0.34	$1.20	$1.26
Average limited partner units outstanding (in millions)	2,116.6	2,014.4	2,089.1	1,998.6

Supplemental financial data:
Net cash flow provided by operating activities	$1,407.8	$1,411.2	$4,066.8	$4,002.4
Total debt principal outstanding at end of period	$23,901.6	$22,738.5	$23,901.6	$22,738.5

Non-GAAP distributable cash flow (1)	$1,031.1	$1,088.8	$4,102.8	$5,607.3
Non-GAAP Adjusted EBITDA (2)	$1,355.1	$1,335.1	$5,255.9	$5,267.3
Gross operating margin by segment:
NGL Pipelines & Services	$784.3	$730.3	$2,990.6	$2,771.6
Crude Oil Pipelines & Services	220.9	257.7	854.6	961.9
Natural Gas Pipelines & Services	201.3	194.3	734.9	782.6
Petrochemical & Refined Products Services	148.7	171.1	650.6	718.5
Offshore Pipelines & Services	--	--	--	97.5
Total segment gross operating margin (3)	1,355.2	1,353.4	5,230.7	5,332.1
Net adjustment for shipper make-up rights (4)	2.1	1.1	17.1	7.1
Non-GAAP total gross operating margin (5)	$1,357.3	$1,354.5	$5,247.8	$5,339.2
Capital spending:
Capital expenditures, net (6)	$534.3	$1,192.5	$2,984.1	$3,811.6
Equity consideration issued for Step 2 of Oiltanking acquisition	--	--	--	1,408.7
Cash used for business combinations, net of cash received	--	11.4	1,000.0	1,056.5
Investments in unconsolidated affiliates	18.9	31.9	138.8	162.6
Other investing activities	--	--	0.4	5.3
Total capital spending, cash and non-cash	$553.2	$1,235.8	$4,123.3	$6,444.7

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.
(6) Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,062	2,858	2,965	2,700
NGL marine terminal volumes (MBPD)	440	327	436	302
NGL fractionation volumes (MBPD)	846	846	828	826
Equity NGL production (MBPD) (2)	156	147	141	133
Fee-based natural gas processing (MMcf/d) (3)	4,384	4,886	4,736	4,905
Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,402	1,377	1,388	1,474
Crude oil marine terminal volumes (MBPD)	468	443	495	557
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d) (4)	11,476	11,912	11,874	12,321
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	67	71	73	71
Butane isomerization volumes (MBPD)	94	115	108	96
Standalone DIB processing volumes (MBPD)	84	78	89	79
Octane additive and related plant production volumes (MBPD)	26	15	22	17
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	840	804	837	784
Refined products and petrochemicals marine terminal volumes (MBPD)	417	336	389	355
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	--	--	--	587
Crude oil transportation volumes (MBPD)	--	--	--	357
Platform natural gas processing (MMcf/d)	--	--	--	101
Platform crude oil processing (MBPD)	--	--	--	13
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,304	5,039	5,190	5,315
Natural gas transportation volumes (BBtus/d)	11,476	11,912	11,874	12,908
Equivalent transportation volumes (MBPD) (5)	8,324	8,174	8,315	8,712
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,325	1,106	1,320	1,214

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer Grade Propylene,	Refinery Grade Propylene,
	Natural Gas,			Normal Butane,		Natural Gasoline,			WTI	LLS
		Ethane,	Propane,		Isobutane,				Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
4th Quarter	$2.27	$0.18	$0.42	$0.60	$0.61	$0.97	$0.31	$0.18	$42.18	$43.54
YTD 2015 Averages	$2.67	$0.18	$0.45	$0.61	$0.61	$1.08	$0.39	$0.26	$48.80	$52.38
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
3rd Quarter	$2.81	$0.19	$0.47	$0.63	$0.67	$0.98	$0.38	$0.24	$44.94	$46.52
4th Quarter	$2.98	$0.24	$0.58	$0.83	$0.90	$1.08	$0.36	$0.24	$49.29	$50.53
YTD 2016 Averages	$2.46	$0.20	$0.48	$0.65	$0.68	$0.94	$0.34	$0.21	$43.32	$44.88

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4) Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.60 per gallon during the fourth quarter of 2016 versus $0.46 per gallon for the fourth quarter of 2015.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net income attributable to limited partners (GAAP)	$658.8	$684.8	$2,513.1	$2,521.2
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	396.7	368.3	1,552.0	1,516.0
Add distributions received from unconsolidated affiliates	118.0	99.7	451.5	462.1
Subtract equity in income of unconsolidated affiliates	(92.2)	(71.1)	(362.0)	(373.6)
Subtract sustaining capital expenditures (1)	(72.6)	(76.8)	(252.0)	(272.6)
Add net losses or subtract net gains attributable to asset sales and insurance recoveries	(0.2)	0.9	(2.5)	15.6
Add cash proceeds from asset sales and insurance recoveries	2.6	71.3	46.5	1,608.6
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	(3.5)	9.6	24.5	25.4
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	2.9	(10.7)	45.0	(18.4)
Add monetization of derivative instruments	6.1	--	6.1	--
Add deferred income tax expense (benefit)	1.3	(7.3)	6.6	(20.6)
Add non-cash asset impairment and related charges	24.4	23.5	53.5	162.6
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	(11.2)	(3.4)	20.5	(19.0)
Distributable cash flow (non-GAAP)	1,031.1	1,088.8	4,102.8	5,607.3
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	72.6	76.8	252.0	272.6
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(2.6)	(71.3)	(46.5)	(1,608.6)
Subtract monetization of derivative instruments	(6.1)	--	(6.1)	--
Add or subtract the net effect of changes in operating accounts, as applicable	308.8	304.6	(180.9)	(323.3)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	4.0	12.3	(54.5)	54.4
Net cash flow provided by operating activities (GAAP)	$1,407.8	$1,411.2	$4,066.8	$4,002.4

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net income (GAAP)	$669.7	$693.5	$2,553.0	$2,558.4
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(92.2)	(71.1)	(362.0)	(373.6)
Add distributions received from unconsolidated affiliates	118.0	99.7	451.5	462.1
Add interest expense, including related amortization	247.0	238.6	982.6	961.8
Add provision for or subtract benefit from income taxes	10.3	(6.9)	23.4	(2.5)
Add depreciation, amortization and accretion in costs and expenses	378.7	357.5	1,486.9	1,472.6
Add non-cash asset impairment and related charges	24.4	23.5	53.5	162.6
Add non-cash net losses or subtract net gains attributable to asset sales and insurance recoveries	(0.2)	1.4	(2.5)	18.9
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	(3.5)	9.6	24.5	25.4
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	2.9	(10.7)	45.0	(18.4)
Adjusted EBITDA (non-GAAP)	1,355.1	1,335.1	5,255.9	5,267.3
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(247.0)	(238.6)	(982.6)	(961.8)
Subtract provision for or add benefit from income taxes reflected in Adjusted EBITDA	(10.3)	6.9	(23.4)	2.5
Subtract distributions received for return of capital from unconsolidated affiliates	(19.1)	--	(71.0)	--
Add deferred income tax expense or subtract benefit	1.3	(7.3)	6.6	(20.6)
Add or subtract the net effect of changes in operating accounts, as applicable	308.8	304.6	(180.9)	(323.3)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	19.0	10.5	62.2	38.3
Net cash flow provided by operating activities (GAAP)	$1,407.8	$1,411.2	$4,066.8	$4,002.4

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Total gross operating margin (non-GAAP)	$1,357.3	$1,354.5	$5,247.8	$5,339.2
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(371.1)	(346.2)	(1,456.7)	(1,428.2)
Subtract non-cash asset impairment and related charges included in operating expenses not reflected in gross operating margin	(24.1)	(23.5)	(52.8)	(162.6)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	0.2	(0.9)	2.5	(15.6)
Subtract general and administrative costs not reflected in gross operating margin	(39.1)	(49.4)	(160.1)	(192.6)
Total operating income (GAAP)	$923.2	$934.5	$3,580.7	$3,540.2

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.